Exhibit 99.1

OPENWAVE REPORTS PRELIMINARY FIRST QUARTER FISCAL 2007

FINANCIAL RESULTS

REDWOOD CITY, Calif. – October 26, 2006 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced preliminary financial results for its fiscal 2007 first quarter ended September 30, 2006. All financial figures presented are estimates which may be subject to adjustment as a result of the likely restatement of historical results discussed below.

The Company reported revenue of $91.2 million for the quarter, compared with $103.3 million in the September quarter in the preceding year and $91.1 million in the prior quarter ended June 30, 2006.

“We continue to experience momentum with key design wins, while we aggressively drive our product transition,” said David Peterschmidt, president and CEO of Openwave. “We are confident in the growth of our addressed marketplace and in the value our products and solutions bring to our mobile and broadband customers worldwide.”

At September 30, 2006, the Company had cash, cash equivalents, short-term and long-term investments totaling $505.1 million.

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Results Subject to Adjustment

As previously announced on October 4, 2006, a Special Committee investigating Openwave’s stock option practices is in the process of concluding its independent investigation relating to the Company’s stock option grants and practices. The Special Committee to date has not found evidence that leads it to conclude that there was fraud or manipulation in the granting of options. While the results are not yet finalized, the Special Committee has determined that the measurement dates for financial accounting purposes for certain stock option grants differ from recorded grant dates for certain awards and will likely cause the Company to restate its financial statements. The Company is also reviewing the tax implications of these adjustments, but the Company has not completed its review nor reached any final conclusions regarding the tax implications.

Conference Call Information

Openwave has scheduled a conference call for 5:00 p.m. eastern time today to discuss its financial results for its fiscal first quarter ended September 30, 2006. Interested parties may access the conference call over the Internet through the Company’s web site at www.openwave.com or by telephone at (800) 289-0529 or (913) 981-5523 (international). A replay of the conference call will be available for one week beginning at approximately 8:30 p.m. eastern time today by calling 888-203-1112. The replay can be accessed internationally by calling 719-457-0820. Reservation number: 7664320.

A live webcast of the call, together with supplemental financial information, will also be available on the Quarterly Earnings section of Openwave’s website at http://investor.Openwave.com/medialist.cfm for at least 12 months.

About Openwave Systems

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

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Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release and the scheduled conference call contain forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave does not expect to, and disclaims any obligation to, update such statements. Openwave, however, reserves the right to update such statements or any portion thereof at any time for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the final conclusion of the Special Committee’s independent investigation relating to the Company’s stock option grants and practices; (b) the accounting of any adjustments to the Company’s financial statements as a result of the independent investigation; (c) the tax treatment of any adjustments to the Company’s financial statements as a result of the independent investigation; (d) the NASDAQ Listing Qualifications Panel review; (e) the ability and timing of the Company to regain compliance with NASDAQ Marketplace Rule 4310(c)(14) and the periodic reporting requirements of the Exchange Act; and (f) the continued listing of the Company’s stock on the Nasdaq Global Select Market. For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com

For more information please contact:

Openwave Systems Inc.	Openwave Systems Inc.
Mike Bishop	Vikki Herrera
Investor Relations	Public Relations
investor@openwave.com	Vikki.Herrera@openwave.com
Tel: 650-480-4461	Tel: 650-480-6753